Exhibit 1.01 - Graham Holdings Company Conflict Minerals Report

Graham Holdings Company (the “Company”), is the parent of Forney Corporation (“Forney”). The Company acquired Forney from Kiddie Fire Protection, Inc., part of the UTC Climate Controls & Security Unit of United Technologies Corporation, on August 1, 2013. Forney is a global supplier of products and systems that control and monitor combustion processes in electric utility and industrial applications.

Forney formed a cross-functional group to examine the potential use and source, if any, of conflict minerals, as defined in paragraph (d)(3) of Item 1.01 of Form SD in Forney’s products and to put measures in place to ensure compliance with Rule 13p-1 of the Securities Exchange Act (the “Conflict Minerals Rule”). This group included representatives from management, operations, supply chain management, finance and legal counsel. It was determined that Forney manufactures certain products that contain small amounts of conflict minerals because these products incorporate generic components that contain tin, tantalum and gold. These generic components are purchased from manufacturers and distributors and incorporated into certain Forney products. Forney’s products that contain gold and tin are Printed Circuit Boards (“PCBs”) and connectors; Forney’s products that contain tantalum are capacitors. The conflict minerals in the generic components described above are necessary to the functionality of the products. Forney does not purchase any conflict minerals directly from mines, smelters or refiners.

Forney conducted a reasonable country of origin inquiry that was reasonably designed to determine the sources and chain of custody of the tin, tantalum and gold incorporated into the generic components contained in its products. Forney undertook an investigation of its suppliers of the generic components to determine the sources of the minerals incorporated into those components. Forney identified six suppliers of the generic components. Forney sent the one manufacturer from which it purchases PCBs directly a survey designed to identify the source of the minerals. The survey sent was the Electronic Industry Citizen Coalition “Conflict Mineral Reporting Template” developed by the Electronic Industry Citizen Coalition and the Global e-Sustainability Initiative and is designed to collect sourcing information on tin, tantalum and gold used in products. Forney sent requests, in the form of a letter or email inquiry, to the remaining suppliers of the generic components to ascertain the source of the conflict minerals in such generic components. In the two instances in which the suppliers, that were in this case distributors of components, did not respond to Forney’s request, Forney sought country of origin information directly by reviewing the policies and statements on the manufacturers’ websites addressing conflict minerals. These policies indicate that the manufacturers do not source minerals from the DRC or adjoining countries. Based on the responses it received from its other suppliers, Forney determined that the tin used in the generic components of all PCBs is sourced from mines in Peru, and the gold used in all PCBs is sourced from mines in Mexico and Chile. For the other generic components incorporated in Forney’s connectors and capacitors, while Forney has not determined that any of the conflict minerals in such generic components originated in the DRC, Forney is unable to conclude with certainty that none of the conflict minerals contained in such generic components originated in the DRC. Due to a lack of information, Forney is unable to determine and to describe all facilities used to process the tin, tantalum and gold used in the components incorporated into its products, or their countries of origin.

Forney will continue to evaluate its supply chain due diligence policies and procedures with respect to conflict minerals going forward. It will continue its efforts to strengthen its engagement with suppliers and incorporate key provisions of its policy into its agreements with suppliers of components on a going forward basis. As part of its due diligence process, Forney will identify and assess risks in its supply chain, and design and implement a strategy to respond to identified risks. Finally, Forney will report on its continued efforts in the area of conflict minerals due diligence and the Company will report as required under the Conflicts Mineral Rule. The Company is formulating and implementing a policy for the supply chain of minerals originating from conflict-affected and high-risk areas.

Conflict Minerals Disclosure

This report, which has been filed with the Securities and Exchange Commission, is available on the Company’s publicly available Internet website at http://www.ghco.com/phoenix.zhtml?c=62487&p=irol-sec.